Exhibit 1

VISTA
ENERGY FOR TOMORROW

2023
Full Year and 4th Quarter Results

Mexico City, February 20, 2024
NYSE: VIST
BMV: VISTA

2023 Full Year and 4th Quarter Results Mexico City, February 20, 2024 NYSE: VIST BMV: VISTA

Vista fourth quarter and full year 2023 results

February 20, 2024, Mexico City, Mexico

Vista Energy, S.A.B. de C.V. (“Vista” or the “Company”) (NYSE: VIST in the New York Stock Exchange; BMV: VISTA in the Mexican Stock Exchange), reported today financial and operational results corresponding to Q4 2023 and full year 2023.

Q4 2023 highlights:

•

Total production in Q4 2023 was 56,353 boe/d, a 14% increase q-o-q and a 3% increase compared to Q4 2022. On a pro forma basis, adjusting by the production of the transferred conventional assets as of March 1, 2023 (1), production increased 16% y-o-y. Oil production in Q4 2023 was 48,469 bbl/d, a 17% sequential increase, mainly driven by tie-in of 11 new wells in Bajada del Palo Oeste, and a 6% increase y-o-y (18% on a pro forma basis). Gas production in Q4 2023 was 1.19 MMm3/d, a 12% decrease y-o-y (3% increase on a pro forma basis) and a 2% sequential decrease, mainly driven by the tie-in of two pads in the Northeast of Bajada del Palo Oeste, which has lower gas-to-oil ratio than other parts of the Company’s development hub.

•	In Q4 2023, the average realized crude oil price was 67.8 $/bbl, stable compared to the average realized crude oil price of Q3 2023, and a 2% decrease compared to Q4 2022.

•	The realized natural gas price for Q4 2023 was 2.2 $/MMBtu, a 50% decrease y-o-y, mainly driven by a 58% decrease in industrial gas prices and a 14% decrease in exported gas prices.

•

Total revenues in Q4 2023 were 309.2 $MM, 2% above Q3 2023, mainly driven by oil production growth amid stable realized oil prices, and 3% below Q4 2022. Net gas revenues decreased 27% compared to Q3 2023 and 43% compared to Q4 2022 mainly driven by lower prices. During Q4 2023, net revenues from oil and gas exports were 154.7 $MM and represented 52% of total net revenues, which were 296.8 $MM (see Revenues section below for further detail on the allocation of export duties in our Financial Statements). Net oil export revenues in Q4 2023 were 150.8 $MM and represented 53% of net oil revenues.

•

Lifting cost in Q4 2023 was 4.3 $/boe, representing a 40% decrease compared to Q4 2022, reflecting the Company’s new operating model fully focused on shale oil operations, following the Conventional Assets Transaction. Additionally, lifting cost per boe in Q4 2023 decreased 11% compared to Q3 2023, as the ramp-up of production volumes continued to dilute fixed costs.

•

Adjusted EBITDA for Q4 2023 was 288.1 $MM, a 43% increase y-o-y, mainly driven by stable revenues amid lower lifting costs. Additionally, Q4 2023 Adj. EBITDA includes 81 $MM, accounted for as Other operating income, corresponding to the repatriation of 27% of export proceeds at the blue-chip swap exchange rate (net of costs). Adjusted EBITDA margin was 73%, 7 p.p. above Q4 2022 and 5 p.p. below Q3 2023. See Adj. EBITDA section below for commentary on repatriation of export proceeds at the blue-chip swap exchange rate and the corresponding adjustment to the Adjusted EBITDA margin definition.

•

Adjusted Net Income during Q4 2023 totaled 239.6 $MM, compared to 171.0 $MM during Q4 2022, mainly driven by a higher Adjusted EBITDA and partially offset by higher depreciation, depletion and amortization and a lower Current Income tax benefit. Adjusted EPS was 2.5 $/share in Q4 2023, compared to 2.0 $/share in Q4 2022.

•

Capex during Q4 2023 was 212.1 $MM. The Company invested 157.7 $MM in drilling, completion and workover of Vaca Muerta wells (mainly in connection with the drilling of 11 wells and the completion of 7 wells in Bajada del Palo Oeste), 40.9 $MM in development facilities, and 13.5 $MM in G&G studies, IT and other projects.

•

In Q4 2023, the Company recorded a positive free cash flow of 106.5 $MM. Cash flow generated by operating activities was 346.7 $MM, positively impacted by the normalization of working capital, as sales collections increased by 49.2 $MM. Cash flow used in investing activities reached 240.2 $MM for the quarter, mainly driven by 212.1 $MM of capex and 16.8 $MM increase in capex-related working capital. Cash flow used in financing activities totaled 67.1 $MM (2), mainly driven by payment of borrowings principal of 141.2 $MM, partially offset by proceeds from borrowings of 99.7 $MM.

Full year 2023 highlights:

•

During 2023, the Company completed and tied-in 31 shale oil wells. Six pads were completed and tied-in in Bajada del Palo Oeste (BPO-16 to BPO-21), which added 23 new wells on production. Additionally, the company completed and tied-in 4 wells in Aguada Federal, 2 wells in Bajada del Palo Este, and its first 2 wells in Águila Mora. Total shale production averaged 43,339 boe/d in 2023. The total number of shale wells on production increased to 83 in Bajada del Palo Oeste, 10 in Aguada Federal, 4 in Bajada del Palo Este, and 2 in Águila Mora, for a total of 99 wells in Vaca Muerta by year-end.

•

Total proved reserves as of December 31, 2023, totaled 318.5 MMboe, a 27% increase compared to 251.6 MMboe as of December 31, 2022. The increase was mainly driven by increased drilling and completion activity and strong well performance in the Vaca Muerta development hub. The implied reserves replacement ratio was 458%, while the oil reserves replacement ratio was 485%.

•

During 2023, total production was 51,149 boe/d, composed of 43,313 bbl/d of oil, representing 84.7% of the total production, 1.18 MMm3/d of natural gas, representing 14.5% of the total production, and 418 boe/d of NGL, representing the remaining 0.8%. Total production in 2023 increased 5% vis-à-vis 2022, and 18% on a pro forma basis, adjusting by the production of the assets transferred as of March 1st, 2023 (1). Vista exported 8.2 MMbbl of oil, which represented 52% of oil sales volumes, a 26% increase y-o-y.

•	During 2023, the average realized crude oil price was 66.7 $/bbl, an 8% decrease compared to 2022. The average realized natural gas price during 2023 was 3.5 $/MMBtu, 13% lower than 2022.

•

Total revenues during 2023 were 1,168.8 $MM, a 2% decrease compared to 1,187.7 $MM during 2022, mainly driven by lower realized oil prices and partially offset by oil production growth. Total net revenues (net of export duties) during 2023 were 1,120.7 $MM (see Revenues section below for further detail on the allocation of export duties in the Financial Statements). Net revenues from oil and gas exports were 614.4 $MM in 2023.

•

Lifting cost in 2023 was 5.1 $/boe, down from 7.5 $/boe in 2022, driven by the savings generated by the Conventional Assets Transaction to fully-focus on shale oil operations as of March 1, 2023 (1), economies of scale driven by production volume growth, and focus on cost efficiency.

•	During 2023, the Company reduced scope 1 and 2 GHG emissions intensity by 13%, from 18.1 kg CO2e/boe to 15.6 kg CO2e/boe.

•	Adjusted EBITDA for 2023 was 870.7 $MM, resulting in an Adjusted EBITDA margin of 69%, and a 14% increase compared to an Adjusted EBITDA of 764.5 $MM during 2022.

•

Adjusted Net Income during 2023 totaled 491.4 $MM, compared to 371.8 $MM during 2022, driven by a higher Adjusted EBITDA and a lower Current income tax expense, partially offset by higher depreciation, depletion and amortization and higher negative Financial results (Net of Changes in the fair value of Warrants). Adjusted EPS was 5.2 $/share in 2023, compared to 4.2 $/share in 2022.

•

Total CAPEX for 2023 was 734.3 $MM, of which 501.9 $MM were invested in the Company’s shale oil wells, 168.7 $MM in development facilities, 20.1 $MM in the Vaca Muerta Norte pipeline and 43.6 $MM in G&G studies, IT and other projects.

•

In 2023, the Company recorded a positive free cash flow of 12.7 $MM. Cash flow generated by operating activities was 712.0 $MM (including advanced payments for the Oldelval pipeline expansion of 34.7 $MM), while cash flow used in investing activities reached 699.3 $MM for the year. Cash flow used in financing activities totaled 43.8 $MM (3), mainly driven by proceeds from borrowings of 318.2 $MM, partially offset by payment of borrowings principal of 211.5 $MM.

•	Cash at the end of 2023 was 213.3 $MM. Gross debt totaled 616.1 $MM as of year-end, resulting in a net debt of 402.8 $MM and a net leverage ratio of 0.46x Adjusted EBTIDA.

(1)

Transaction by which the Company transferred certain conventional assets which are operated by Petrolera Aconcagua effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production, and 100% of LPG and condensates production, of the Transferred Conventional Assets.

(2)

Q4 2023 Cash flow used in financing activities is the sum of: (i) cash flow used in financing activities for 69.9 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for 2.0 $MM; and (iii) the variation in Government bonds for 0.8 $MM.

(3)

2023 Cash flow used in financing activities is the sum of: (i) cash flow generated by financing activities for 19.6 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for -64.7 $MM; and (iii) the variation in Government bonds for 1.3 $MM.

Vista FY 2023 and Q4 2023 results

P1 Reserves

Proved (“P1”) reserves as of December 31, 2023, were 318.5 MMboe, a 27% increase y-o-y. P1 reserves additions totaled 85.5 MMboe, implying a reserves replacement ratio of 458%. The proved oil and gas reserves in Vista’s flagship Bajada del Palo Oeste project were estimated at 221.8 MMboe.

The Company has booked 297 proved well locations, of which 105 are booked as Proved developed and 192 are booked as Proved undeveloped. The table below shows the certified P1 reserves breakdown:

Proved reserves breakdown by type (MMboe)	2023	2022	▲ y/y (MMboe)	▲ y/y (%)
Proved developed reserves	88.7	86.2	2.5	3%
Oil	72.7	68.5	4.2	6%
Natural Gas	16.0	17.7	(1.7)	(9)%
Proved undeveloped reserves	229.7	165.4	64.3	39%
Oil	196.8	139.5	57.3	41%
Natural Gas	32.9	25.9	7.0	27%

Total proved reserves	318.5	251.6	66.8	27%

Considering a total production of 18.7 MMboe for 2023, the implied P1 reserves life was 17.1 years, as shown below:

Reserves replacement ratio	Oil (MMbbl)	Natural Gas (MMboe)	Total (MMboe)
Proved reserves YE 2022	208.0	43.6	251.6
(-) Production	(16.0)	(2.7)	(18.7)
(+) Additions	77.5	8.0	85.5

Proved reserves YE 2023	269.6	48.9	318.5

Reserves replacement ratio	485%	296%	458%

Reserves life (years)	16.9	18.1	17.1

The table below shows the certified P1 reserves breakdown by concession:

Proved net reserves by concession	Oil (MMbbl) (1)	Natural Gas (MMboe)	Total (MMboe)
Bajada del Palo Oeste	188.0	33.9	221.8
Bajada del Palo Este	36.7	3.5	40.1
Aguada Federal	33.7	5.6	39.3
CS-01	7.3	2.8	10.1
Entre Lomas Rio Negro	0.9	1.5	2.4
Aguila Mora	1.1	0.2	1.3
25 de Mayo–Medanito SE	0.8	0.2	1.0
Jagüel de los Machos	0.5	0.3	0.8
Acambuco	0.1	0.5	0.6
Entre Lomas Neuquén	0.3	0.2	0.5
Coirón Amargo Norte	0.2	0.0	0.3
Charco del Palenque	0.1	0.1	0.2
Jarilla Quemada	0.0	0.1	0.1
Bandurria Norte	0.0	0.0	0.0

Total	269.6	48.9	318.5

(1)	Oil includes crude oil and condensate and NGL; NGLs represent less than 1% of total reserves of the Company

Bajada del Palo Oeste

The certified P1 oil and gas reserves in Bajada del Palo Oeste were 221.8 MMboe as of December 31, 2023, a 19% increase with respect to year-end 2022. The increase was mainly driven by new well activity and strong results in well productivity, as the Company tied-in 23 new wells during 2023. This led to the addition of 40 P1 shale oil well locations in the block, resulting in a total of 206 booked P1 locations. Proved additions in the block totaled 47.8 MMboe.

Bajada del Palo Este

The certified P1 oil and gas reserves in Bajada del Palo Este were 40.1 MMboe as of December 31, 2023, which quadrupled from 8.5 MMboe in 2022. The increase was mainly driven by new well activity and strong results in well productivity, as the Company tied-in 2 new wells during 2023, which led to the addition of 26 P1 shale oil well locations in the block, resulting in a total of 30 booked P1 locations. Proved additions in the block totaled 33.4 MMboe.

Transfer of conventional assets

Based on the terms of the Conventional Assets Transaction, the Company has estimated that 5.9 MMboe of P1 reserves that had been booked on December 31, 2022, have been divested as part of such transaction.

P1 reserves valuation

The estimated certified future net cash flows attributable to Vista’s interests in the P1 reserves as of December 31, 2023, evaluated using the regulations established by the United States Securities and Exchange Commission (“SEC”) and discounted at 10% per annum, were 3,336 $MM.

In accordance with the regulations set forth by the SEC, future net cash flows were calculated by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date reported, less the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves. Future net cash flows were then discounted using a factor of 10% per annum.

For the Argentina assets, the proved reserves as of December 31, 2023, were calculated using a price of 66.5 $/bbl for oil, 25.4 $/boe for LPG and 3.8 $/MMbtu for natural gas, in accordance with SEC regulations. For CS-01 block, in Mexico, the proved reserves as of December 31, 2023, were calculated using a price of 68.7 $/bbl for oil, and 2.7 $/MMbtu for natural gas, in accordance with SEC regulations.

The estimated certified future net cash flows attributable to Vista’s interests in the P1 reserves, as of December 31, 2023, are summarized below:

Future net cash flows (Cumulative $MM)	Undiscounted	Discounted at 10% p.a.
Argentina, proved developed	2,154	1,425
Argentina, proved undeveloped	4,262	1,867

Argentina, total proved	6,416	3,292

Mexico, proved developed	29	21
Mexico, proved undeveloped	69	24

Mexico, total proved	98	44

Total proved	6,515	3,336

The information included regarding estimated quantities of proved reserves is derived from estimates of the proved reserves as of December 31, 2023, from the reports dated February 7, 2024, prepared by DeGolyer and MacNaughton for Vista’s concessions located in Argentina and Mexico.

Production

Total average net daily production

	Q4-23	Q3-23	Q4-22	Q4-22 proforma (1)	▲ y/y proforma (1)	▲ y/y	▲ q/q
Total (boe/d)	56,353	49,450	54,718	48,709	16%	3%	14%
Oil (bbl/d)	48,469	41,490	45,745	41,019	18%	6%	17%
Natural Gas (MMm3/d)	1.19	1.22	1.35	1.15	3%	(12)%	(2)%
NGL (boe/d)	409	304	460	460	(11)%	(11)%	34%

	2023	2022	2022 proforma (1) (2)	▲ y/y proforma (1) (2)	▲y/y
Total (boe/d)	51,149	48,560	43,442	18%	5%
Oil (bbl/d)	43,313	40,078	36,067	20%	8%
Natural Gas (MMm3/d)	1.18	1.28	1.10	7%	(8)%
NGL (boe/d)	418	450	450	(7)%	(7)%

(1)	Adjusted by the Conventional Asset Transaction (shows production as if the transaction had occurred on March 1, 2022)
(2)	These values were amended after being published in the Company’s Form 6-K furnished on February 15, 2024

Average daily production during Q4 2023 was 56,353 boe/d, a 16% increase year-over-year on a proforma basis, adjusting by the Conventional Assets Transaction, and 14% quarter-over-quarter, driven by the tie-in of 11 new wells in Bajada del Palo Oeste during the quarter. Oil production was 48,469 bbl/d during Q4 2023, an interannual increase of 18% on a pro forma basis, or 17% on a sequential basis. Natural gas production in Q4 2023 was 1.19 MMm3/d, a 3% increase y-o-y on a pro forma basis, and 2% below the previous quarter, mainly driven by the fact that the Company tied-in 7 of the 11 wells of the quarter in the Northeast section of Bajada del Palo Oeste, which has a lower gas-to-oil ratio than other sectors of the Company’s development hub.

Q4 2023 Average net daily production by asset

	Interest	Oil (bbl/d)	Natural Gas (MMm3/d)	NGL (boe/d)	Total (boe/d)	% Total daily average
Total WI production per concession		48,469	1.19	409	56,353	100%

Bajada del Palo Oeste	100%	34,872	0.76	7	39,649	70%
Aguada Federal	100%	3,914	0.09	4	4,507	8%
Bajada del Palo Este	100%	3,905	0.01	25	4,018	7%
Águila Mora	90%	1,411	0.03	—	1,589	3%
Bandurria Norte	100%	—	0.00	—	—	—
Bajada del Palo Oeste	100%	284	0.08	—	763	1%
Bajada del Palo Este	100%	159	0.03	28	357	1%
Coirón Amargo Norte	84.6%	139	0.00	—	162	0%
CS-01 (México)	100%	860	0.00	—	886	2%

Total operated production		45,544	1.00	64	51,929	92%

Entre Lomas (1)	—	1,271	0.11	338	2,274	4%
Jagüel de los Machos (1)	—	776	0.04	—	1,005	2%
25 de Mayo-Medanito (1)	—	775	0.01	—	839	1%
Agua Amarga (1)	—	85	0.01	7	150	0%
Acambuco	1.5%	17	0.02	—	157	0%

Total non-operated production		2,925	0.18	345	4,425	8%

Total shale production		44,102	0.89	36	49,762	88%

Total conventional production		4,367	0.29	373	6,591	12%

(1)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production, and 100% of LPG and condensates production, of the Transferred Conventional Assets.

Revenues

As of Q4 2023, “Export Duties” are included in the “Royalties and others” line and added to the “Revenues” line. Previously, the “Revenues” line was presented net of export duties. Historical values were adjusted accordingly in the tables shown in this document. This adjustment has no effect on Adjusted EBITDA nor Net profit/loss.

Total revenues per product

Revenues per product - in $MM	Q4-23	Q3-23	Q4-22	▲ y/y	▲ q/q	2023	2022	▲ y/y
Revenues	309.2	302.8	320.3	(3)%	2%	1,168.8	1,187.7	(2)%
Export Duties	(12.4)	(13.1)	(12.2)	2%	(5)%	(48.1)	(43.8)	10%
Net Revenues	296.8	289.7	308.1	(4)%	2%	1,120.7	1,143.8	(2)%
Oil	283.8	272.6	285.4	(1)%	4%	1,049.0	1,068.0	(2)%
Export market	150.8	165.4	159.9	(6)%	(9)%	593.8	559.6	6%
Domestic market	133.1	107.2	125.5	6%	24%	455.2	508.4	(10)%
Natural Gas	12.0	16.4	21.2	(43)%	(27)%	67.5	70.2	(4)%
Export market	3.9	0.5	10.8	(64)%	634%	20.6	15.2	36%
Domestic market	8.1	15.9	10.3	(21)%	(49)%	46.9	55.1	(15)%
NGL	1.0	0.7	1.6	(38)%	32%	4.2	5.6	(25)%

Average realized prices per product

Product	Q4-23	Q3-23	Q4-22	▲ y/y	▲ q/q	2023	2022	▲ y/y
Oil ($/bbl)	67.8	67.6	68.9	(2)%	0%	66.7	72.3	(8)%
Export market	74.2	74.9	74.1	0%	(1)%	72.0	85.2	(15)%
Domestic market	61.8	58.8	63.3	(2)%	5%	60.8	62.0	(2)%
Natural Gas ($/MMBTU)	2.2	3.3	4.5	(50)%	(33)%	3.5	4.0	(13)%
Export market	7.6	9.3	8.8	(14)%	(19)%	8.4	8.0	4%
Domestic market	1.7	3.3	3.0	(44)%	(49)%	2.8	3.5	(21)%
NGL ($/tn)	271	233	354	(23)%	16%	351	377	(7)%

Total sales volumes per product

Product	Q4-23		Q3-23	Q4-22	▲ y/y	▲ q/q	2023	2022	▲ y/y
Oil (MMbbl)	4.19	(1)	4.03	4.14	1%	4%	15.72	14.76	7%
Export market	2.03		2.21	2.16	(6)%	(8)%	8.24	6.57	26%
Domestic market	2.15		1.82	1.98	9%	18%	7.48	8.20	(9)%
Natural Gas (MMBtu)	5.41		4.90	4.73	14%	10%	19.42	17.68	10%
Export market	0.51		0.06	1.23	(58)%	803%	2.46	1.90	30%
Domestic market	4.90		4.84	3.51	40%	1%	16.95	15.78	7%
NGL (Mtn)	3.57		3.15	4.43	(19)%	14%	13.69	14.83	(8)%

(1)	Inventory build-up of 0.27 MMbbl, resulting from a production of 4.46 MMbbl and sales of 4.19 MMbbl.

During Q4 2023, total revenues were 309.2 $MM, 3% lower than Q4 2022 and 2% higher than Q3 2023. In Q4 2023, net revenues from oil and gas exports were 154.7 $MM, representing 52% of total net revenues, which were 296.8 $MM.

Crude oil net revenues in Q4 2023 totaled 283.8 $MM, representing 95.6% of total net revenues, a 1% decrease compared to Q4 2022, as oil production growth partially offset lower realized oil prices. Average realized oil price during the quarter was 67.8 $/bbl, flat on a sequential basis and 2% below Q4 2022. During Q4 2023, the Company exported 49% of crude oil sales volumes at a realized price of 74.2 $/bbl. Net revenues from the oil export market accounted for 53% of net oil revenues, reaching 150.8 $MM. During Q4 2023, 51% of volumes were sold to the domestic market at a price of 63.7 $/bbl, or 61.8 $/bbl net of trucking transportation costs, 2% below Q4 2022 and 5% above Q3 2023.

Natural gas net revenues in Q4 2023 were 12.0 $MM, representing 4.0% of total net revenues. The average realized natural gas price for the quarter was 2.2 $/MMBtu, a 50% decrease compared to Q4 2022. Plan Gas represented 30% of total natural gas sales volume, with an average realized price of 2.5 $/MMBtu during the quarter. Sales to industrial clients represented 60% of total natural gas sales volume at an average realized price of 1.3 $/MMBtu. The remaining 10% of total natural gas sales volume was exported at an average realized price of 7.6 $/MMBtu.

NGL net revenues were 1.0 $MM during Q4 2023, representing 0.3% of total net revenues. NGL average price was 271 $/tn.

Lifting Cost

	Q4-23	Q3-23	Q4-22	▲ y/y	▲ q/q	2023	2022	▲ y/y
Lifting Cost ($MM)	22.3	21.9	36.1	(38)%	2%	94.7	133.4	(29)%
Lifting cost ($/boe)	4.3	4.8	7.2	(40)%	(11)%	5.1	7.5	(33)%

Lifting cost during Q4 2023 was 22.3 $MM, a 38% decrease y-o-y. Lifting cost in Q4 2023 was 4.3 $/boe, a 40% decrease y-o-y, mainly driven by the cost savings generated by the Conventional Assets Transaction. On a sequential basis, lifting cost was reduced by 11%, reflecting the dilution of fixed costs through incremental production volumes, and the positive impact during the second half of December 2023 of the devaluation of the Argentine Peso, which reduced its value from 385 Argentine Pesos per U.S. dollar on December 9, 2023 to 808 Argentine Pesos per U.S. dollar on December 31, 2023.

Adjusted EBITDA

Adjusted EBITDA reconciliation ($MM)	Q4-23	Q3-23	Q4-22	▲ y	▲ q		2023	2022	▲ y
Net profit for the period	132.9	83.1	75.5	57.4	49.8		397.0	269.5	127

(+) Income tax expense / (benefit)	34.5	30.6	33.2	1.3	3.9		148.4	164.0	(16)
(+) Financial results, net	9.1	31.9	29.8	(20.8)	(22.9)		86.1	95.6	(10)

Operating profit	176.5	145.6	138.5	38.0	30.9		631.5	529.1	102

(+) Depreciation, depletion and amortization	79.0	70.6	63.1	15.9	8.4		276.4	234.9	42
(+) Restructuring and Reorganization expenses and other adjustments	0.0	—	—	0.0	0.0		0.3	0.5	(0)
(+) Impairment of long-lived assets	24.6	—	—	24.6	24.6		24.6	—	25
(+) Gain related to the transfer of conventional assets	—	—	—	0.0	0.0		(89.7)	—	(90)
(+) Other non-cash costs related to the transfer of conventional assets	8.0	10.2	—	8.0	(2.2)		27.5	—	28

Adjusted EBITDA (1)	288.1	226.4	201.7	86.4	61.7		870.7	764.5	106

Adjusted EBITDA Margin (%) (2)	73%	78%	65%	+7p.p.	(5	)p.p.	69%	67%	+3p.p.

(1)

Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adjustments

(2)

Adj. EBITDA Margin = Adj. EBITDA / (Total Revenues + Gain from Exports Increase program). Adj. EBITDA Margin for Q4-23 (73%) = Adj. EBITDA (288 $MM) / (Total Revenues (309 $MM) + Gain from Exports Increase program (86 $MM)).

Adjusted EBITDA was 288.1 $MM in Q4 2023, a 43% increase compared to Q4 2022, driven by stable oil revenues, higher other operating income, and lower lifting cost.Other operating income includes 81.2 $MM (net of costs) in Q4-23 related to the repatriation of 27% of the export proceeds of the quarter at the blue-chip swap exchange rate, as per the corresponding resolutions published by the Ministry of Economy, superseded on December 13th, 2023 by Presidential Decree 28/2023, which set the share of exports to be repatriated at the blue-chip swap exchange rate at 20% (the “Exports Increase Program”).

Adjusted EBITDA margin was 73%, improving 7 p.p. vis-à-vis Q4 2022. The Company has adjusted the definition of Adjusted EBITDA Margin to add the Gains from the Exports Increase Program, as noted in the table above.

Adjusted Net Income / Loss

Adjusted Net Income reconciliation ($MM)	Q4-23	Q3-23	Q4-22	▲ y	▲ q	2023	2022	▲ y
Net profit for the period	132.9	83.1	75.5	57.4	49.8	397.0	269.5	127.4

Adjustments:
(+) Deferred Income tax	74.1	29.3	87.7	(13.6)	44.8	132.0	71.9	60.1
(+) Changes in the fair value of Warrants	—	—	7.8	(7.8)	—	0.0	30.4	(30.4)
(+) Impairment	24.6	—	—	24.6	24.6	24.6	0.0	24.6
(+) Gain related to the transfer of conventional assets	—	—	—	—	—	(89.7)	0.0	(89.7)
(+) Other non-cash costs related to the transfer of conventional assets	8.0	10.2	—	8.0	(2.2)	27.5	0.0	27.5
Adjustments to Net Income	106.6	39.4	95.5	11.1	67.2	94.5	102.2	(7.8)

Adjusted Net Income	239.6	122.5	171.0	68.6	117.1	491.4	371.8	119.7

Adjusted EPS ($/share) (1)	2.52	1.29	1.95	0.6	1.2	5.25	4.23	1.0

Adjusted Net Income in Q4 2023 was 239.6 $MM, compared to an Adjusted Net Income of 171.0 $MM in Q4 2022. The y-o-y change was primarily driven by higher Adjusted EBITDA (288.1 $MM in Q4 2023 compared to 201.7 $MM in Q4 2022), partially offset by (a) a lower Current income tax benefit of 39.6 $MM in Q4 2023 compared to 54.6 $MM in Q4 2022, (b) higher Depreciation, depletion and amortization for 79.0 $MM in Q4 2023 compared to 63.1 $MM in Q4 2022, and (c) Financial results (net of changes in the fair value of warrants) for a total loss of 9.1 $MM in Q4 2023, compared to a loss of 22.1 $MM in Q4 2022.

Adjusted EPS (1) was 2.52 $/share in Q4 2023, compared to 1.95 $/share in Q4 2022 and 1.29 $/share in Q3 2023.

(1)

Adjusted EPS (Earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares. The weighted average number of ordinary shares for Q4 2023, Q3 2023, Q4 2022, 2023 and 2022 were 95,218,119, 95,066,657, 87,664,094, 93,679,904 and 87,862,531 respectively.

Capex

Capex during Q4 2023 was 212.1 $MM. The Company invested 157.7 $MM in drilling, completion and workover of Vaca Muerta wells (mainly in connection with the drilling of 11 wells and the completion of 7 wells in Bajada del Palo Oeste), 40.9 $MM in development facilities, and 13.5 $MM in G&G studies, IT and other projects.

Financial overview

During Q4 2023, Vista maintained a solid balance sheet, with a cash position at the end of the quarter of 213.3 $MM. Cash flow generated by operating activities was 346.7 $MM, positively impacted by the normalization of working capital, as sales collections increased 49.2 $MM. Cash flow used in investing activities reached 240.2 $MM for the quarter, mostly driven by drilling and completion activity in Vaca Muerta (see Capex above), and 16.8 $MM increase in capex-related working capital. In Q4 2023, the Company recorded a positive free cash flow of 106.5 $MM.

In Q4 2023, cash flow used in financing activities totaled 67.1 $MM (1), mainly driven by the prepayment of Argentine peso-inflation-adjusted bonds series VIII and X, for an equivalent of 46.7 $MM, the prepayment of bond series III for 9.5 $MM, and the issuance of bond series XXII for 14.7 $MM.

Gross debt totaled 616.1 $MM as of quarter end, resulting in a net debt of 402.8 $MM. At the end of Q4 2023, net leverage ratio decreased to 0.46x Adj. EBTIDA.

(1)

Cash flow used in financing activities is the sum of: (i) cash flow used in financing activities for 69.9 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for 2.0 $MM; and (iii) the variation in Government bonds for 0.8 $MM.

Financial debt maturity schedule

In $MM	2024	2025	2026	2027	2028	2029	2030	2031
ARS in USD-linked	15.0	19.3	153.4	128.6	96.5	15.1	20.2	20.2
USD	43.5	63.4	39.7	—	—	—	—	—
Total	58.5	82.7	193.1	128.6	96.5	15.1	20.2	20.2

Outstanding bonds

Instrument (1)	Issue date	Maturity	Gross proceeds ($MM)	Type	Interest rate (%)	Currency
ON class VI	12/04/20	12/04/24	10.0	Bullet at maturity	3.24% paid quarterly	ARS in USD-linked
ON class XI	08/27/21	08/27/25	9.2	Bullet at maturity	3.48% paid quarterly	ARS in USD-linked
ON class XII	08/27/21	08/27/31	100.8	Amortizing (2)	5.85% paid bi-annually	ARS in USD-linked
ON class XIII	06/16/22	08/08/24	43.5	Bullet at maturity	6% paid quarterly	USD
ON class XIV	11/10/22	11/10/25	40.5	Bullet at maturity	6.25% paid bi-annually	USD
ON class XV	12/06/22	01/20/25	13.5	Bullet at maturity	4% paid quarterly	USD
ON class XVI (3)	12/06/22	06/06/26	104.2	Bullet at maturity	0.00%	ARS in USD-linked
ON class XVII	12/06/22	06/06/26	39.1	Bullet at maturity	0.00%	ARS in USD-linked
ON class XVIII	03/03/23	03/03/27	118.5	Bullet at maturity	0.00%	ARS in USD-linked
ON class XIX	03/03/23	03/03/28	16.5	Bullet at maturity	1% paid quarterly	ARS in USD-linked
ON class XX	06/05/23	07/20/25	13.5	Bullet at maturity	4.5% paid quarterly	USD
ON class XXI	08/11/23	08/11/28	70.0	Bullet at maturity	0.99% paid quarterly	ARS in USD-linked
ON class XXII	12/05/23	06/05/26	14.7	Bullet at maturity	5% paid bi-annually	USD

(1)	All instruments issued by Vista Energy Argentina S.A.U. in the BCBA Argentina market.
(2)	Class XII to be repaid in 15 semi-annual installments, with a three-year grace period.
(3)	63.5 $MM were issued on December 6, 2022, and 40.8 $MM were issued on May 29, 2023.

Vista Energy S.A.B. de C.V.

Historical operational data

Average daily production by concession, totals and by product

	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022	2023	2022
Total production by field (boe/d)	56,353	49,450	46,557	52,207	54,718	51,149	48,560

Entre Lomas (3)	2,274	1,940	1,939	3,826	5,081	2,458	4,968
Bajada del Palo Este (conventional)	357	516	660	844	731	594	786
Bajada del Palo Oeste (conventional)	763	1,235	1,570	1,258	1,326	1,205	1,642
Bajada del Palo Este (shale)	4,018	5,291	4,705	2,971	2,263	4,251	2,154
Bajada del Palo Oeste (shale)	39,649	29,000	28,283	33,249	33,368	32,588	29,730
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	150	203	219	198	247	193	275
25 de Mayo-Medanito (3)	839	882	924	1,783	2,385	1,106	2,474
Jagüel de los Machos (3)	1,005	952	1,040	2,067	2,738	1,255	2,909
Coirón Amargo Norte	162	133	205	191	167	173	219
Águila Mora (shale)	1,589	2,623	1,003	0	0	1,313	0
Acambuco	157	163	170	174	137	166	143
Aguada Federal (shale)	4,507	5,736	5,258	5,279	5,847	5,187	2,787
CS-01	886	777	583	365	428	661	473

Crude oil production by field (bbl/d)(1)	48,469	41,490	39,217	44,048	45,745	43,313	40,078

Entre Lomas (3)	1,271	1,160	1,137	2,527	3,339	1,511	3,328
Bajada del Palo Este (conventional)	159	281	367	560	510	342	436
Bajada del Palo Oeste (conventional)	284	363	508	552	530	426	575
Bajada del Palo Este (shale)	3,905	5,034	4,491	2,790	2,187	4,061	2,075
Bajada del Palo Oeste (shale)	34,872	24,792	24,430	29,141	28,890	28,313	25,812
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	85	97	98	175	222	113	208
25 de Mayo-Medanito (3)	775	806	861	1,669	2,213	1,024	2,272
Jagüel de los Machos (3)	776	733	799	1,577	2,102	965	2,222
Coirón Amargo Norte	139	128	205	191	167	166	211
Águila Mora (shale)	1,411	2,245	1,003	0	0	1,173	0
Acambuco	17	17	18	18	16	18	16
Aguada Federal (shale)	3,914	5,119	4,763	4,496	5,155	4,579	2,464
CS-01	860	714	537	353	413	623	458

Natural Gas production by field (boe/d)(2)	7,476	7,656	6,787	7,752	8,513	7,418	8,032

Entre Lomas (3)	664	619	325	938	1,312	618	1,229
Bajada del Palo Este (conventional)	169	207	256	244	198	218	318
Bajada del Palo Oeste (conventional)	479	871	1,062	706	796	779	1,066
Bajada del Palo Este (shale)	88	245	211	173	76	179	79
Bajada del Palo Oeste (shale)	4,770	4,121	3,832	4,116	4,478	4,243	3,918
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	58	98	113	17	19	73	60
25 de Mayo-Medanito (3)	63	76	62	115	171	81	202
Jagüel de los Machos (3)	229	219	241	489	637	290	687
Coirón Amargo Norte	23	5	0	0	0	7	8
Águila Mora (shale)	178	378	0	0	0	140	0
Acambuco	140	145	152	156	121	148	126
Aguada Federal (shale)	589	609	487	784	692	602	323
CS-01	26	63	45	13	15	38	15

NGL production by field (boe/d)	409	304	553	407	460	418	450

Entre Lomas (3)	338	162	477	361	430	328	411
Bajada del Palo Este (conventional)	28	28	37	40	24	33	32
Bajada del Palo Oeste (conventional)	0	0	0	0	0	0	0
Bajada del Palo Este (shale)	25	11	3	0	0	12	0
Bajada del Palo Oeste (shale)	7	88	21	0	0	32	0
Aguada Federal (shale)	4	8	7	0	0	6	0
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	7	8	8	6	6	7	7

(1)	Acambuco includes condensate.
(2)	Excludes natural gas consumption, flared or reinjected natural gas.
(3)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production, and 100% of LPG and condensates production, of the Transferred Conventional Assets.

Vista Energy S.A.B. de C.V.

Oil and gas concessions

Concessions	WI (%)	Operated / Non-operated	Expiration year	Target	Basin	Country
Entre Lomas Neuquén (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Entre Lomas Río Negro (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Bajada del Palo Oeste	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Bajada del Palo Este	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Charco del Palenque (1)	—	Non-operated	2034	Conventional	Neuquina	Argentina
Jarilla Quemada (1)	—	Non-operated	2040	Conventional	Neuquina	Argentina
25 de Mayo-Medanito (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Jagüel de los Machos (1)	—	Non-operated	2025	Conventional	Neuquina	Argentina
Coirón Amargo Norte	84.60%	Operated	2037	Conventional	Neuquina	Argentina
Águila Mora	90%	Operated	2054	Shale	Neuquina	Argentina
Aguada Federal	100%	Operated	2050	Shale	Neuquina	Argentina
Bandurria Norte	100%	Operated	2050	Shale	Neuquina	Argentina
Acambuco	1.50%	Non-operated	2036 / 2040	Conventional	Noroeste	Argentina
CS-01	100%	Operated	2047	Conventional	Del Sureste	Mexico

(1)	Concessions divested, effective March 1st, 2023.

Vista Energy S.A.B. de C.V.

Historical oil and gas export volumes and revenues

Oil exports	Q4-23	Q3-23	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21
Sales volume (Mbbl)	2,033.2	2,207.8	1,583.3	2,420.5	2,156.6	1,946.9	1,475.7	988.2	995.6	498.1	472.0	1,088.7
Revenues ($MM)	150.8	165.4	108.6	169.0	159.9	175.6	147.0	77.1	70.5	32.2	26.8	52.7

Gas exports	Q4-23	Q3-23	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21
Sales volume (MMm3)	13.8	1.5	12.6	38.8	33.2	3.0	3.9	11.2	1.0	—	—	—
Revenues ($MM)	3.9	0.5	3.5	12.7	10.8	1.1	0.9	2.4	0.2	—	—	—

Vista Energy S.A.B. de C.V.

Vaca Muerta operational data

Shale oil wells detail

Bajada del Palo Oeste

Well name	Pad number (1)	Landing zone	Lateral length (mts)	Total frac stages
2013	BPO-1	Organic	2,483	33
2014	BPO-1	La Cocina	2,633	35
2015	BPO-1	Organic	2,558	34
2016	BPO-1	La Cocina	2,483	34
2029	BPO-2	Organic	2,189	37
2030	BPO-2	La Cocina	2,248	38
2032	BPO-2	Organic	2,047	35
2033	BPO-2	La Cocina	1,984	33
2061	BPO-3	La Cocina	2,723	46
2062	BPO-3	Organic	2,624	44
2063	BPO-3	La Cocina	3,025	51
2064	BPO-3	Organic	1,427	36
2025	BPO-4	Lower Carbonate	2,186	26
2026	BPO-4	La Cocina	2,177	44
2027	BPO-4	Lower Carbonate	2,551	31
2028	BPO-4	La Cocina	2,554	51
2501	BPO-5	La Cocina	2,538	52
2502	BPO-5	Organic	2,436	50
2503	BPO-5	La Cocina	2,468	50
2504	BPO-5	Organic	2,332	44
2391	BPO-6	La Cocina	2,715	56
2392	BPO-6	Organic	2,804	54
2393	BPO-6	La Cocina	2,732	56
2394	BPO-6	Organic	2,739	57
2261	BPO-7	La Cocina	2,710	46
2262	BPO-7	Organic	2,581	45

2263	BPO-7	La Cocina	2,609	45
2264	BPO-7	Organic	2,604	46
2211	BPO-8	Organic	2,596	53
2212	BPO-8	La Cocina	2,576	53
2213	BPO-8	Organic	2,608	54
2214	BPO-8	La Cocina	2,662	54
2351 (2)	BPO-9	La Cocina	3,115	63
2352 (2)	BPO-9	Organic	3,218	62
2353 (2)	BPO-9	La Cocina	3,171	61
2354 (2)	BPO-9	Organic	2,808	56
2441 (2)	BPO-10	La Cocina	3,094	63
2442 (2)	BPO-10	Organic	2,883	50
2443 (2)	BPO-10	La Cocina	2,816	57
2444 (2)	BPO-10	Organic	2,625	45
2081 (2)	BPO-11	La Cocina	2,785	49
2082 (2)	BPO-11	Organic	2,662	41
2083 (2)	BPO-11	La Cocina	2,365	37
2084 (2)	BPO-11	Organic	2,378	35
2311 (2)	BPO-12	La Cocina	3,104	54
2312 (2)	BPO-12	Organic	3,161	55
2313 (2)	BPO-12	La Cocina	3,259	55
2481 (2)	BPO-13	La Cocina	2,950	61
2482 (2)	BPO-13	Organic	2,826	57
2483 (2)	BPO-13	La Cocina	2,738	56
2484 (2)	BPO-13	Organic	2,576	52
2601 (2)	BPO-14	La Cocina	2,935	38
2602 (2)	BPO-14	Organic	2,968	51
2603 (2)	BPO-14	La Cocina	2,878	49
2604 (2)	BPO-14	Organic	2,508	43
2411 (2)	BPO-15	La Cocina	2,319	39
2412 (2)	BPO-15	Organic	3,181	54
2413 (2)	BPO-15	La Cocina	3,199	53
2414 (2)	BPO-15	Organic	3,192	55
2415 (2)	BPO-15	La Cocina	3,190	53
2341 (3)	BPO-16	La Cocina	3,128	54
2342 (3)	BPO-16	Organic	3,101	54
2343 (3)	BPO-16	La Cocina	1,969	34
2344 (3)	BPO-16	Organic	3,101	54
2321 (3)	BPO-17	La Cocina	2,722	47
2322 (3)	BPO-17	Organic	2,813	49
2323 (3)	BPO-17	La Cocina	2,490	43
2324 (3)	BPO-17	Organic	2,526	44
2007	BPO-18	La Cocina	2,026	35
2008	BPO-18	Organic	1,893	33
2009	BPO-18	La Cocina	1,968	34
2010	BPO-18	Organic	2,066	36

2681 (3)	BPO-19	La Cocina	3,012	52
2682 (3)	BPO-19	Organic	2,986	52
2683 (3)	BPO-19	La Cocina	2,780	48
2684 (3)	BPO-19	Organic	2,756	48
2942	BPO-20	La Cocina	2,490	43
2943	BPO-20	Organic	2,698	47
2944	BPO-20	La Cocina	2,664	46
2251	BPO-21	La Cocina	2,931	51
2252	BPO-21	Organic	2,920	51
2253	BPO-21	La Cocina	2,884	51
2254	BPO-21	Organic	2,889	51

(1)	BPO-11 formerly pad #12, BPO-12 formerly pad #13, BPO-13 formerly pad #14.
(2)	Well included in JV with Trafigura. Vista WI 80%.
(3)	Well included in JV with Trafigura. Vista WI 75%

Bajada del Palo Este

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
2101	BPE-1	La Cocina	2,372	49
2103	BPE-1	La Cocina	2,081	43
2301	BPE-3	La Cocina	2,818	48
2202	BPE-2	La Cocina	2,722	47

Aguada Federal

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.AF-3(h)	AF-1	Organic	1,000	10
WIN.Nq.AF-4(h)	AF-1	Upper Carbonate	1,000	10
WIN.Nq.AF-7(h)	AF-1	Upper Carbonate	1,028	10
WIN.Nq.AF-9(h)	AF-1	Upper Carbonate	1,000	10
WIN.Nq.AF-5(h)	AF-2	La Cocina	2,500	35
WIN.Nq.AF-6(h)	AF-2	La Cocina	2,500	35
AF-102(h)	AF-2	La Cocina	2,884	57
AF-202(h)	AF-2	Organic	2,559	51
AF-303	AF-3	La Cocina	2,555	40
AF-403	AF-3	Organic	2,554	33
AF-1103	AF-3	La Cocina	2,800	44
AF-1203	AF-3	Organic	2,839	43
AF-1101	AF-4	La Cocina	2,855	48
AF-1102	AF-4	Organic	2,858	49
AF-1104	AF-4	La Cocina	2,876	49
AF-1105	AF-4	Middle Carbonate	2,901	47

Bandurria Norte

Well name	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.BN-3(h)	Lower Orgánico / Regresivo	1,000	10
WIN.Nq.BN-2(h)	Upper Carbonate	1,000	10
WIN.Nq.BN-1(h)	La Cocina	2,500	35
YPF.Nq.LCav.x-11(h)	La Cocina / Regresivo	2,500	35

Aguila Mora

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
AM-1011h	AM-1	La Cocina	2,548	44
AM-1012h	AM-1	Middle Carbonate	2,468	43

Vista Energy S.A.B. de C.V.

Key results

(Amounts expressed in thousand U.S. dollars)

Key Results - in $M	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022	2023	2022
Total Revenues (1)	309,196	302,760	239,628	317,190	320,296	1,168,774	1,187,660
Oil	296,180	285,639	221,584	293,913	298,540	1,061,317	1,113,411
Natural Gas	12,048	16,388	16,987	21,867	20,187	67,585	68,663
NGL and others	968	733	1,057	1,410	1,569	4,168	5,586

Cost of Sales	(154,103)	(148,557)	(123,422)	(151,443)	(146,140)	577,525)	(557,424)

Operating expenses	(22,270)	(21,924)	(20,347)	(30,144)	(36,113)	(94,685)	(133,385)
Stock fluctuation	1,743	(1,209)	2,130	(4,722)	4,722	(2,058)	(500)
Depreciation, depletion and amortization	(79,011)	(70,600)	(62,447)	(64,372)	(63,148)	(276,430)	(234,862)
Royalties and others (1)	(46,593)	(44,655)	(36,593)	(48,972)	(51,601)	(176,813)	(188,677)
Other non-cash costs related to the transfer of conventional assets	(7,972)	(10,169)	(6,165)	(3,233)	—	(27,539)

Gross profit	155,093	154,203	116,206	165,747	174,156	591,249	630,236

Selling expenses	(19,170)	(17,673)	(15,232)	(16,717)	(18,847)	(68,792)	(59,904)
General and administrative expenses	(18,665)	(15,031)	(19,776)	(17,011)	(19,615)	(70,483)	(63,826)
Exploration expenses	352	148	(294)	(222)	(169)	(16)	(736)
Other operating income	83,639	23,849	2,268	95,315	3,715	203,812	26,698
Other operating expenses	(143)	153	(4)	(963)	(715)	302	(3,321)
Impairment of long-lived assets	(24,585)	—	—	—	—	(24,585)	—

Operating profit (loss)	176,521	145,649	83,168	226,149	138,525	631,487	529,147

Interest income	433	299	216	287	425	1,235	809
Interest expense	(5,674)	(4,842)	(5,226)	(6,137)	(6,545)	(21,879)	(28,886)
Other financial results	(3,827)	(27,376)	(19,967)	(14,315)	(23,729)	(65,484)	(67,556)

Financial results, net	(9,068)	(31,919)	(24,977)	(20,165)	(29,849)	(86,128)	(95,633)

Profit/(Loss) before income tax	167,453	113,730	58,191	205,984	108,676	545,359	433,514

Current income tax (expense)/benefit	39,570	(1,378)	(7,017)	(47,568)	54,560	(16,393)	(92,089)
Deferred income tax (expense)/benefit	(74,085)	(29,251)	1,007	(29,682)	(87,732)	(132,011)	(71,890)

Income tax (expense)/benefit	(34,515)	(30,629)	(6,010)	(77,250)	(33,172)	(148,404)	(163,979)

Profit/(loss) for the period, net	132,938	83,101	52,181	128,734	75,504	396,955	269,535

Adjusted EBITDA Reconciliation ($M)	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022	2023	2022
Net (loss) / profit for the period	132,938	83,101	52,181	128,734	75,504	396,955	269,535

(+) Income tax	34,515	30,629	6,010	77,250	33,172	148,404	163,979
(+) Financial results, net	9,068	31,919	24,977	20,165	29,849	86,128	95,633

Operating profit (loss)	176,521	145,649	83,168	226,149	138,525	631,487	529,147

(+) Depreciation, depletion and amortization	79,011	70,600	62,447	64,372	63,148	276,430	234,862
(+) Restructuring and Reorganization expenses and others	0	—	5	271	—	276	531
(+) Impairment of long-lived assets	24,585	—	—	—	—	24,585	—
(+) Gain related to the transfer of conventional assets	—	—	—	(89,659)	—	(89,659)	—
(+) Other non-cash costs related to the transfer of conventional assets	7,972	10,169	6,165	3,233	—	27,539	—

Adjusted EBITDA	288,088	226,420	151,785	204,365	201,673	870,657	764,540

Adjusted EBITDA Margin (%)	73%	78%	66%	67%	65%	69%	67%

	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022	2023	2022
Lifting Cost ($MM)	22.3	21.9	20.3	30.1	36.1	94.7	133.4
Lifting cost ($/boe)	4.3	4.8	4.8	6.4	7.2	5.1	7.5

(1)

As of this quarter, “Export Duties” will be included in the “Royalties and others” line and added to “Revenues” line. Previously, “Revenues” line was presented net of export duties. Historical values were adjusted accordingly in the tables shown in this document. This adjustment had no effect on Adjusted EBITDA nor Net profit/loss.

Vista Energy S.A.B. de C.V.

Historical Adjusted Net Income / Loss

(Amounts expressed in thousand U.S. dollars)

Adj. Net Income reconciliation - in $M	Q4-23	Q3-23	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22
Net Profit/Loss	132,938	83,101	52,181	128,734	75,504	76,661	101,836	15,534

Adjustments:
(+) Deferred Income tax	74,085	29,251	(1,007)	29,682	87,732	(14,258)	(2,334)	750
(+) Changes in the fair value of Warrants	—	—	—	—	7,762	16,999	(17,188)	22,777
(+) Impairment	24,585	—	—	—	—	—	—	—
(+) Gain related to the transfer of convention	—	—	—	(89,659)	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	7,972	10,169	6,165	3,233	—	—	—	—
Adjustments to Net Income/Loss	106,642	39,420	5,158	(56,744)	95,494	2,741	(19,522)	23,527

Adjusted Net Income/Loss	239,580	122,521	57,339	71,990	170,998	79,402	82,314	39,061

Adj. Net Income reconciliation - in $M	Q4-21	Q3-21	Q2-21	Q1-21
Net Profit/Loss	35,555	4,732	5,505	4,858

Adjustments:
(+) Deferred Income tax	21,001	6,005	10,679	2,010
(+) Changes in the fair value of Warrants	(7,096)	7,927	1,283	69
(+) Impairment	(14,044)	—	—	—
(+) Gain related to the transfer of convention	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	—	—	—	—
Adjustments to Net Income/Loss	(139)	13,932	11,962	2,079

Adjusted Net Income/Loss	35,416	18,664	17,467	6,937

Vista Energy S.A.B. de C.V.

Consolidated Balance Sheet

(Amounts expressed in thousand U.S. dollars)

	As of December 31, 2023	As of December 31, 2022
Property, plant and equipment	1,927,759	1,606,339
Goodwill	22,576	28,288
Other intangible assets	10,026	6,792
Right-of-use assets	61,025	26,228
Investments in associates	8,619	6,443
Trade and other receivables	136,351	15,864
Deferred income tax assets	5,743	335
Total noncurrent assets	2,172,099	1,690,289
Inventories	7,549	12,899
Trade and other receivables	205,102	90,406
Cash, bank balances and other short-term investments	213,253	244,385
Total current assets	425,904	347,690
Total assets	2,598,003	2,037,979

Deferred income tax liabilities	383,128	243,411
Lease liabilities	35,600	20,644
Provisions	12,339	31,668
Borrowings	554,832	477,601
Employee benefits	5,703	12,251
Total noncurrent liabilities	991,602	785,575
Provisions	4,133	2,848
Lease liabilities	34,868	8,550
Borrowings	61,223	71,731
Salaries and payroll taxes	17,555	25,120
Income tax liability	3	58,770
Other taxes and royalties	36,549	20,312
Trade and other payables	205,055	221,013
Total current liabilities	359,386	408,344
Total liabilities	1,350,988	1,193,919
Total Equity	1,247,015	844,060

Total equity and liabilities	2,598,003	2,037,979

Vista Energy S.A.B. de C.V.

Consolidated Income Statement

(Amounts expressed in thousand U.S. dollars)

	For the period from October 1st to December 31, 2023	For the period from October 1st to December 31, 2022	For the year 2023	For the year 2022
Revenue from contracts with customers	309,196	308,105	1,168,774	1,143,820
Revenues from crude oil sales	296,180	285,365	1,097,316	1,067,997
Revenues from natural gas sales	12,048	21,171	67,290	70,237
Revenues from LPG sales	968	1,569	4,168	5,586
Cost of sales	(154,103)	(133,949)	(577,525)	(513,584)
Operating costs	(22,270)	(36,113)	(94,685)	(133,385)
Crude oil stock fluctuation	1,743	4,722	(2,058)	(500)
Depreciation, depletion and amortization	(79,011)	(63,148)	(276,430)	(234,862)
Royalties and others	(46,593)	(39,410)	(176,813)	(144,837)
Other non-cash costs related to the transfer of conventional assets	(7,972)	—	(27,539)	—

Gross profit	155,093	174,156	591,249	630,236

Selling expenses	(19,170)	(18,847)	(68,792)	(59,904)
General and administrative expenses	(18,665)	(19,615)	(70,483)	(63,826)
Exploration expenses	352	(169)	(16)	(736)
Other operating income	83,639	3,715	203,812	26,698
Other operating expenses	(143)	(715)	302	(3,321)
Impairment of long- lived assets	(24,585)	—	(24,585)	—

Operating profit	176,521	138,525	631,487	529,147

Interest income	433	425	1,235	809
Interest expense	(5,674)	(6,545)	(21,879)	(28,886)
Other financial income (expense)	(3,827)	(23,729)	(65,484)	(67,556)

Financial income (expense), net	(9,068)	(29,849)	(86,128)	(95,633)

Profit before income tax	167,453	108,676	545,359	433,514

Current income tax (expense) benefit	39,570	54,560	(16,393)	(92,089)
Deferred income tax (expense)	(74,085)	(87,732)	(132,011)	(71,890)

Income tax (expense)	(34,515)	(33,172)	(148,404)	(163,979)

Profit for the period, net	132,938	75,504	396,955	269,535

Other comprehensive income	4,909	(633)	4,267	177,446

Total comprehensive profit for the period	137,847	74,871	401,222	105,556

Vista Energy S.A.B. de C.V.

Consolidated Statement of Cash Flows

(Amounts expressed in thousand U.S. dollars)

	For the period from October 1st to December 31, 2023	For the period from October 1st to December 31, 2022	For the year 2023	For the year 2022
Cash flows from operating activities
Profit for the period / year, net	132,938	75,504	396,955	269,535
Adjustments to reconcile net cash flows
Items related to operating activities:
Other non-cash costs related to the transfer of conventional assets	7,972	—	27,539	—
(Reversal of) allowance for expected credit losses	—	—	—	(36)
Share-based payments	5,858	4,800	23,133	16,576
Net (decrease) increase in provisions	143	715	(578)	2,790
Net changes in foreign exchange rate	(7,927)	6,597	(18,458)	(33,263)
Discount for well plugging and abandonment	599	619	2,387	2,444
Interest expense on lease liabilities	757	360	2,894	1,925
Discount of assets and liabilities at present value	806	(2,229)	(2,137)	2,561
Income tax expense	34,515	33,172	148,404	163,979
Employee benefits	176	143	300	502
Items related to investing activities:
Gain related to the transfer of conventional assets	—	—	(89,659)	—
Impairment of long-lived assets	24,585	—	24,585	—
Gain from farmout agreement	—	—	(24,429)	(18,218)
Interest income	(433)	(425)	(1,235)	(809)
Changes in the fair value of financial assets	(31,659)	(528)	(19,437)	17,599
Depreciation and depletion	77,894	62,376	272,371	231,746
Amortization of intangible assets	1,117	772	4,059	3,116
Items related to financing activities:
Interest expense	5,674	6,545	21,879	28,886
Changes in the fair value of Warrants	—	7,762	—	30,350
Amortized cost	525	827	1,810	2,365
Remeasurement in borrowings	23,077	15,148	72,044	52,817
Other financial income (expense)	17,649	2,515	26,381	2,515
Changes in working capital:
Trade and other receivables	35,460	9,696	(81,260)	(46,272)
Inventories	(1,743)	(4,722)	2,058	500
Trade and other payables	28,593	18,978	61,230	40,183
Payments of employee benefits	(74)	(68)	(283)	(254)
Salaries and payroll taxes	(253)	5,289	(26,441)	2,877
Other taxes and royalties	(2,673)	(15,569)	(43,507)	(8,024)
Provisions	(89)	(510)	(1,359)	(2,265)
Income tax payment	(6,782)	(12,397)	(67,213)	(74,354)

Net cash flows provided by operating activities	346,705	215,370	712,033	689,771

Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment	(228,910)	(148,613)	(688,437)	(479,361)
Payments for the acquisition of AFBN assets	(6,250)	(6,250)	(25,000)	(115,000)
Payments for acquisitions of other intangible assets	(3,757)	(3,374)	(7,293)	(6,030)
Payments for acquisitions of investments in associates	(1,544)	—	(2,176)	20,000
Prepayment of leases	(131)	—	(14,292)	—
Payments received from farmout agreement	—	(744)	26,650	(3,466)
Proceeds from the transfer of conventional assets	—	—	10,000	—
Payments for other assets	—	336	—	336
Interest received	433	425	1,235	809

Net cash flows (used in) investing activities	(240,159)	(158,220)	(699,313)	(582,712)

Cash flows from financing activities:
Proceeds from borrowings	99,669	52,618	318,169	128,788
Payment of borrowings cost	(80)	(1,086)	(1,779)	(1,670)
Payment of borrowings principal	(141,225)	(30,096)	(211,499)	(195,091)
Payment of borrowings interest	(4,239)	(4,238)	(22,993)	(34,430)
Payment of lease	(6,343)	(2,892)	(36,780)	(11,494)
Share repurchase	—	(5,500)		(29,304)
Payments of other financial cost	(17,649)	—	(25,562)	—

Net cash flow provided by (used in) financing activities	(69,867)	8,806	19,556	(143,201)

	For the period from October 1st to December 31, 2023	For the period from October 1st to December 31, 2022	2023	2022
Net increase (decrease) in cash and cash equivalents	36,679	65,956	32,276	(36,142)

Cash and cash equivalents at beginning of period	170,846	180,793	241,956	311,217
Effect of exposure to changes in the foreign currency rate of cash and cash equivalents	1,991	(4,793)	(64,716)	(33,119)
Net increase (decrease) in cash and cash equivalents	36,679	65,956	32,276	(36,142)

Cash and cash equivalents at end of period	209,516	241,956	209,516	241,956

Glossary, currency and definitions:

•

Note: Amounts are expressed in U.S. dollars, unless otherwise stated, and in accordance with International Financial Reporting Standards (IFRS). All the amounts are unaudited. Amounts may not match with totals due to rounding up.

•	Conversion metrics

•	1 cubic meter of oil = 6.2898 barrels of oil

•	1,000 cubic meters of gas = 6.2898 barrels of oil equivalent

•	1 million British thermal units = 27.096 cubic meters of gas

•	▲ q/q: Represents the percentage variation quarter on quarter

•	▲ y/y: Represents the percentage variation year on year

•	▲ q: Represents the variation in million U.S. dollars quarter on quarter

•	▲ y: Represents the variation in million U.S. dollars year on year

•	$MM: Million U.S. dollars

•	$M: Thousand U.S. dollars

•	$/bbl: U.S. dollars per barrel of oil

•	$/boe: U.S. dollars per barrel of oil equivalent

•	$/MMBtu: U.S. dollars per million British thermal unit

•	$/ton: U.S. dollars per metric ton

•

Adj. EBITDA / Adjusted EBITDA: Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adjustments

•	Adjusted EBITDA margin: = Adjusted EBITDA divided by Total Revenues plus Gain from Exports Increase program

•	Adjusted EPS (Earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares

•	Adjusted Net Income/Loss: Net profit /loss for the period + Deferred Income Tax + Changes in the fair value of the warrants + Impairment of long-lived assets

•	boe: barrels of oil equivalent (see conversion metrics above)

•	boe/d: Barrels of oil equivalent per day

•	bbl/d: Barrels of oil per day

•

Conventional Assets Transaction: assets transferred to Aconcagua, effective on March 1st, 2023. After such date Vista remains entitled to 40% of crude oil and natural gas production, and 100% of LPG and condensates production, of the Transferred Conventional Assets.

•	CNG: Compressed natural gas

•	CO2e: Carbon dioxide equivalent

•	FY 2023: Full (calendar) year 2023

•	Free cash flow is calculated as Operating activities cash flow plus Investing activities cash flow

•

Lifting cost: production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, depletion and amortization, royalties, direct taxes, commercial, exploration and G&A costs.

•	MMboe: Million barrels of oil equivalent

•	MMm3/d: Million cubic meters per day

•	Mts: meters

•

Plan Gas: refers to the regulation set forth by Resolution No. 391/2020 whereby Vista was allocated 0.86 MMm3/d volume over a total of 67.4 MMm3/d at an average annual price of 3.29 $/MMBtu for a four-year term ending of December 31, 2025

•

Proved reserves: the information included regarding estimated quantities of proved reserves is derived from estimates of the proved reserves as of December 31, 2023. The proved reserves estimates are derived from the reports dated February 7, 2024, prepared by DeGolyer and MacNaughton (“D&M”), for Vista’s concessions located in Argentina and Mexico. D&M is an independent reserves engineering consultant. The 2023 Reserves Reports prepared by D&M are based on information provided by Vista and presents an appraisal as of December 31, 2023 of oil and gas reserves located in the Entre Lomas Río Negro, Entre Lomas Neuquén, Bajada del Palo Oeste, Bajada del Palo Este, Charco del Palenque, Jarilla Quemada, Coirón Amargo Norte, Acambuco, Jagüel de los Machos, 25 de Mayo-Medanito, Aguada Federal and Bandurria Norte blocks in Argentina, and CS-01 block in Mexico.

•	Reserves life ratio: calculated as the proved reserves divided by the annual production

•	Reserves replacement ratio: calculated as the proved reserves additions divided by the annual production

•	TED: Total effective days – days in which shale oil wells were producing

•

Transferred Conventional Assets: Entre Lomas Río Negro, Entre Lomas Neuquén, Jarilla Quemada, Charco del Palenque, 25 de Mayo Medanito SE and Jagüel de los Machos concessions operated by Aconcagua, effective as of March 1, 2023.

•	Q#: Q followed by 1, 2, 3 or 4 represents the corresponding quarter of a certain year

•	q-o-q: Quarter on quarter

•	y-o-y: Year on year

DISCLAIMER

Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the “Company” or “Vista”) can be found in the “Investors” section on the website at www.vistaenergy.com.

This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission (“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission (“CNBV”) or an exemption from such registrations.

This presentation does not contain all the Company’s financial information. As a result, investors should read this presentation in conjunction with the Company’s consolidated financial statements and other financial information available on the Company’s website. All the amounts contained herein are unaudited.

Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding.

This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this document has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act, “Affiliates”), members, directors, officers or employees or any other person (the “Related Parties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith.

This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice.

This presentation includes “forward-looking statements” concerning the future. The words such as “believes,” “thinks,” “forecasts,” “expects,” “anticipates,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward-looking statements, including, among other things: uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the newly elected government in Argentina; significant economic or political developments in Mexico and the United States; uncertainties relating to the upcoming Mexican presidential and congressional elections in June 2024; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors and throughout Latin America, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; the effects of pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; uncertainties inherent in making estimates of our oil and gas reserves including recently discovered oil and gas reserves; increased market competition in the energy sectors in Argentina and Mexico; potential changes in regulation and free trade agreements as a result of U.S., Mexican or other Latin American political conditions; environmental regulations and internal policies to achieve global climate targets; the ongoing conflict involving Russia and Ukraine; and more recently, the Israel-Hamas conflict.

Forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward-looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward-looking statements and Vista’s business can be found in Vista’s public disclosures filed on EDGAR (www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx).

You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice.

Other Information

Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information.

Accordingly, investors should monitor Vista’s Investor Relations website, in addition to following Vista’s press releases, SEC filings, public conference calls and webcasts.

INVESTORS CONTACT:

ir@vistaenergy.com

Phone in Argentina: +54.11.3754.8500

Phone in Mexico: +52.55.8647.0128